Exhibit 99.1

Estimated Box Office on RealD-Enabled Screens for

Second Four Weeks and Quarter-to-Date Periods of Q1 FY 2013

LOS ANGELES (May 31, 2012) - RealD Inc. (NYSE: RLD) today announced that for the second four week period of RealD’s first quarter of fiscal 2013, box office on RealD-enabled screens is estimated to be approximately $359 million ($171 million domestic, $188 million international).   The second four week period of RealD’s first quarter of fiscal 2013 is from April 21, 2012 through May 18, 2012.

For the first eight weeks of RealD’s first quarter of fiscal 2013, box office on RealD-enabled screens is estimated to be approximately $570 million ($259 million domestic, $311 million international). The first eight weeks of RealD’s first quarter of fiscal 2013 are from March 24, 2012 through May 18, 2012.

All of RealD’s quarters are 13 weeks in duration.  RealD’s first quarter of fiscal 2013 ends on Friday, June 22, 2012.

Note: international box office reflects RealD’s estimates of international box office generated on RealD-enabled screens in 20 foreign countries where box office tracking is available.  RealD estimates these countries represent approximately 90% of RealD’s international license revenues.  In addition, the announcements of estimated box office on RealD-enabled screens may contain currently updated estimates for prior monthly periods within the quarter.

Cautionary note on forward-looking statements

This release includes forward-looking information and statements concerning the estimated box office on RealD-enabled screens domestically and internationally for the four-week and for the quarter-to-date periods. These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RealD Inc.

RealD is a leading global licensor of 3D technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium 3D viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers and content producers and distributors to enable the delivery and viewing of 3D content. RealD’s cutting-edge technologies have been used for applications such as piloting the Mars Rover.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Shanghai, China; Hong Kong; and Tokyo, Japan. For more information, please visit our website at www.reald.com.

© 2012 RealD Inc. All Rights Reserved.

Contact:

Investor Contact:

Erik Randerson, CFA

424-702-4317

eranderson@reald.com